MANAGEMENT AGREEMENT


AGREEMENT dated as of March 27, 1995, between COLONIAL TRUST IV, a Massachusetts business trust (Trust), with respect to COLONIAL TAX-EXEMPT FUND, COLONIAL TAX-EXEMPT INSURED FUND AND COLONIAL HIGH YIELD MUNICIPAL FUND (Funds), and COLONIAL MANAGEMENT ASSOCIATES, INC., a Massachusetts corporation (Adviser).

In consideration of the promises and covenants herein, the parties agree as follows:

1. The Adviser will manage the investment of the assets of the Funds in accordance with its prospectus and statement of additional information and will perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Trust. The Adviser may delegate its investment responsibilities to a sub-adviser.

2. In carrying out its investment management obligations, the Adviser shall:

    (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable; (b) purchase and sell securities and other investments for the Funds in accordance with the procedures described in its prospectus and statement of additional information; and (c) report results to the Board of Trustees of the Trust.

3. The Adviser shall furnish at its expense the following:

    (a) office space, supplies, facilities and equipment; (b) executive and other personnel for managing the affairs of the Funds (including preparing financial information of the Funds and reports and tax returns required to be filed with public authorities, but exclusive of those related to custodial, transfer, dividend and plan agency services, determination of net asset value and maintenance of records required by
    Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder (1940 Act)); and (c) compensation of Trustees who are directors, officers, partners or employees of the Adviser or its affiliated persons (other than a registered investment company).

4. The Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. The Funds shall pay the Adviser monthly a fee at the annual rate of 0.60% of the first $1 billion, 0.55% in excess of $1 billion, 0.50% in excess of $3 billion and 0.45% in excess of $4 billion of the combined average daily net assets of Colonial Tax-Exempt Fund, Colonial Tax-Exempt Insured Fund and Colonial High Yield Municipal Fund.

6. If the operating expenses of the Funds for any fiscal year exceed the most restrictive applicable expense limitation for any state in which shares are sold, the Adviser's fee shall be reduced by the excess but not to less than zero.
   Operating expenses shall not include brokerage, interest, taxes, deferred organization expenses, Rule 12b-1 distribution fees, service fees and extraordinary expenses, if any. The Adviser may waive its compensation (and bear expenses of the Funds) to the extent that expenses of the Funds exceed any expense limitation the Adviser declares to be effective.

7. This Agreement shall become effective as of the date of its execution, and

    (a) unless otherwise terminated, shall continue until two years from its date of execution and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding shares of the Funds; (c) shall automatically terminate in the event of its assignment; and
    (d) may be terminated without penalty by the Adviser on sixty days' written notice to the Trust.

8.  This Agreement may be amended in accordance with the 1940
    Act.

9. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares", "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

10  In the absence of willful misfeasance, bad faith or gross
 .   negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Trust or the Funds, to any shareholder of the Trust or the Funds or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

COLONIAL TRUST IV on behalf of
COLONIAL TAX-EXEMPT FUND
COLONIAL TAX-EXEMPT INSURED FUND
COLONIAL HIGH YIELD MUNICIPAL FUND



By:  PETER L. LYDECKER
     -----------------
     Peter L. Lydecker
     Title:  Controller


COLONIAL MANAGEMENT ASSOCIATES, INC.




By:  ARTHUR O. STERN
     ---------------
     Arthur O. Stern
     Title:  Executive Vice President

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Funds.







funds/general/contract/ctefman